UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2014

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CRYOLIFE, INC.

(Exact name of registrant as specified in its charter)
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Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W.,  Kennesaw,  Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

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(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01Entry into a Material Definitive Agreement.

On September 26, 2014, CryoLife, Inc. (the “Company” or “CryoLife”) and certain of its subsidiaries entered into an Amended and Restated Credit Agreement, dated October 28, 2011, with General Electric Capital Corporation (“GECC”), as lender, swingline lender, letter of credit issuer, and agent for all lenders (as amended, the “Credit Agreement”).  The amendment extends the term of the Credit Agreement from October 28, 2014 to September 26, 2019.

The amended Credit Agreement also includes the following material changes to the Credit Agreement that was in effect immediately prior to this amendment:

•

The amendment increases the maximum permitted leverage ratio from 2:1 to 2.5:1.  CryoLife may not exceed such ratio during the term of the Credit Agreement.  The leverage ratio equals the total amount of all outstanding indebtedness of the Company divided by the Company’s adjusted EBITDA for the twelve-month period ending on the date of measurement.

•	The amendment removes a financial covenant that restricted the Company from making or committing to make capital expenditures in excess of a certain amount.
•

The amendment provides that the applicable interest rate margins will no longer fluctuate based upon the Company’s leverage ratio.  The fluctuating applicable margins of 4.25% to 5.00% for LIBOR loans, and 3.25% to 4.00% for base rate loans, have been reduced under the amended Credit Agreement to applicable margins of 3.75% per annum with respect to LIBOR loans and 2.75% per annum with respect to base rate loans.

•

The amendment revises the minimum levels of adjusted EBITDA that CryoLife must achieve and maintain during the term of the Credit Agreement.  The minimum adjusted EBITDA requirement increases from $12.5 million for the twelve-month period ending December 31, 2014 to $15.0 million for the period ending December 31, 2015 and the twelve-month periods ending on the last day of each calendar quarter thereafter. Adjusted EBITDA, as defined in the Credit Agreement, includes certain customary adjustments to the EBITDA of the Company and its subsidiaries for a given period for which GECC has received financial statements, including (i) the pro forma EBITDA of certain targets acquired or proposed to be acquired by the Company and its subsidiaries, minus (ii)  with respect to any disposition consummated within the period at issue, EBITDA attributable to the subsidiary, profit centers, publication or other asset which is the subject of such disposition from the beginning of such period until the date of consummation of such disposition.

•

The amendment permits CryoLife to request (but on no more than three separate occasions) a term loan commitment and the term loans thereunder in an aggregate amount of up to $25 million.  Any such requested loan must be for a minimum amount of $5 million. The provision of such term loans and term loan commitments are subject to certain conditions, including that the proceeds of such term loans be used solely to finance or refinance the purchase price of a permitted acquisition consummated contemporaneously with the extension of such loan. GECC and the other lenders, in their sole discretion, may refuse to provide all or any part of CryoLife’s requested term loan commitments.

•

The amendment increases the aggregate dollar amounts in dividend payments that CryoLife is permitted to declare and make during a fiscal year, and removes the condition to such payments that the Company maintain a certain leverage ratio.

•

The amendment provides that the total consideration paid or payable (including without limitation, any deferred payment, but excluding royalties and earn-out payments that are performance based) for all acquisitions consummated during the term of the Credit Agreement, less the portion of any such consideration funded by the issuance of common or preferred stock of the Company, may not exceed $35,000,000 in the aggregate for all such acquisitions.  Prior to the amendment, the total consideration was not permitted to exceed $15,000,000.

•

The amendment provides that the Company may not dispose of any of its property, except for specified permitted dispositions as well as certain non-specified dispositions the aggregate fair market value of which does not exceed $1,000,000 in any fiscal year.  Prior to the amendment, the aggregate fair market value of such non-specified dispositions could not exceed $750,000 in any fiscal year.

•

The amendment provides that the Company may not incur indebtedness other than pursuant to the exceptions set forth in the Credit Agreement.  One such exception permits CryoLife to incur unsecured indebtedness in an aggregate amount of up $1,000,000, which is an increase from the $400,000 permitted prior to the amendment.

•	The amendment increased the dollar amount by which certain settlements with governmental authorities would constitute events of default.
•

The amendment increased the amounts by which CryoLife may fund the estimated tax liabilities incurred by officers, directors and employees as a result of awards of stock and stock equivalents without being in breach of the Credit Agreement.  Such funding may not exceed $10,000,000 in the aggregate during the term of the Credit Agreement or $4,000,000 in any fiscal year.

•

The amendment revises the definition of “maximum revolving loan balance” to provide that it equals $20 million, subject to increase and decrease pursuant to the Credit Agreement, less the sum of (i) the aggregate amount of letter of credit obligations plus (ii) the aggregate principal amount of outstanding swing loans.

•

The Credit Agreement forbids the Company from engaging in any material line of business substantially different from those lines of business that it operates as of the date of the Credit Agreement.  The amendment, however, permits CryoLife, with the approval of GECC, to engage in different lines of business in connection with a permitted acquisition.

As of September 26, 2014, there were no amounts outstanding under the Credit Agreement.  The other material terms of the Credit Agreement remain unchanged.  A description of such material terms are set forth below.

The Credit Agreement provides for a revolving credit facility in an aggregate amount of up to $20.0 million (including a letter of credit subfacility of up to an aggregate of $2.0 million and a swingline subfacility).  The loans will bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR or the base rate, as the case may be, plus the applicable margin, as further explained above. Subject to the terms and conditions of the Credit Agreement, the Company may elect that amounts borrowed under the Credit Agreement bear interest based on LIBOR or on the base rate set forth in the Credit Agreement.  All swing loans will, however, bear interest at the base rate.

CryoLife may use the proceeds from the revolving loans made under the Credit Agreement to pay the fees and expenses required to be paid in connection with these revolving loans, to finance permitted acquisitions, and for working capital and other general corporate purposes.

If an Event of Default, as defined in the Credit Agreement, occurs, the applicable interest rate will increase by 2.0% per annum. The Credit Agreement contains a list of possible events that would constitute an Event of Default, including (a) the acquisition of ownership by any person or group of 25% or more of the outstanding shares of CryoLife voting stock, (b) the initiation by the FDA or any other governmental authority of an enforcement action against the Company which causes the discontinuance of the marketing of any of its products and could have a “Material Adverse Effect” (as defined in the Credit Agreement) on the Company, (c) entering into of a settlement by the Company with any governmental authority that results in an aggregate liability as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more or that could have a Material Adverse Effect on the Company,  and other events as detailed in the Credit Agreement.

The Company must repay the lenders in full the aggregate principal amount of the revolving loans outstanding on September 26, 2019 or such earlier date as amounts may come due pursuant to the Credit Agreement.  Payments under the Credit Agreement may be accelerated upon the occurrence of an Event of Default which is not waived or cured.    The Credit Agreement provides that new lenders may become parties to the Credit Agreement under specified circumstances.

Various affirmative and negative covenants are incorporated in the Credit Agreement, including financial covenants discussed below and above in the summary of the amendments.

The Company is required to maintain at all times cash and cash equivalents of at least $5.0 million in a deposit or securities account in which GECC has a first priority perfected lien.  Amounts borrowed under the Credit Agreement are also secured by substantially all of the tangible and intangible assets of CryoLife and its subsidiaries.  The Company is also required under the Credit Agreement to pay to GECC an annual administration fee and an unused commitment fee, as well as a letter of credit fee on outstanding letters of credit.

Except for certain mergers by CryoLife’s subsidiaries or mergers that constitute a permitted acquisition, the Credit Agreement prohibits mergers.  In addition, the Credit Agreement prohibits acquisitions other than certain permitted acquisitions, including non-hostile acquisitions by the Company or one of its subsidiaries which have been approved by the board of directors and/or the stockholders of the target company, if after giving effect to the acquisition, subject to certain other conditions, there is no Event of Default under the Credit Agreement and there is still at least $1.5 million available to be borrowed under the Credit Agreement.

The Credit Agreement also states that the Company may not purchase any securities of or any interest in any other entities, or make any loans or advances except for specified investments, including extensions of credit, not to exceed $3.0 million in the aggregate, specified permitted acquisitions and other investments not to exceed a specified aggregate amount.  The Credit Agreement forbids other indebtedness that CryoLife may incur, with specified exceptions, including (a) indebtedness consisting of contingent obligations permitted by the Credit Agreement, (b) indebtedness not exceeding $3.0 million in the aggregate outstanding at any time consisting of capital lease obligations or secured by liens permitted by the Credit Agreement and (c) unsecured indebtedness owed to insurance companies consisting of financed insurance premiums by such companies if the aggregate principal amount does not exceed $3.0 million at any time outstanding and the term of any such notes payable does not exceed one year.

The Credit Agreement provides that CryoLife may undertake purchases or redemptions of its common stock pursuant to a stock buyback program in an aggregate amount not to exceed $14,000,000 through the end of the term of the Credit Agreement, subject to certain specified conditions, including that after giving effect to any stock buyback, CryoLife must have at least $20,000,000 of liquidity, which is defined as CryoLife’s remaining availability of credit under the Credit Agreement plus available cash and cash equivalents in bank accounts and security accounts subject to control by GECC.  The Credit Agreement also provides that the Company may declare and make dividend payments with respect to its common stock in aggregate amounts not to exceed $4,000,000 for its fiscal year ended December 31, 2014 and increasing to $6,000,000 for its fiscal year ended December 31, 2019, provided that, both before and after giving pro forma effect to any such dividend payment and any loan made under the Credit Agreement on the date of the dividend payment, no default or Event of Default has occurred and is continuing under the Credit Agreement, and the Company is in compliance with certain financial covenants contained in the Credit Agreement.

Section 2Financial Information

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the material terms of the amendment to CryoLife’s Credit Agreement with GECC, as well as the other material terms of the Credit Agreement, as set forth above in Item 1.01 are incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: October 1, 2014	By: /s/ D. Ashley Lee
Name: D. Ashley Lee
Title: Executive Vice President, Chief
Operating Officer and Chief
Financial Officer